31 July 2012

To:
GLOBAL MEDIACOM INTERNATIONAL LIMITED
P.O. Box 182398
Dubai, United Arab Emirates

Attention: Directors

Dear Sirs,

Re:
Request for a waiver with respect to MNC International Limited’s obligation to transfer a certain number of shares to Global Mediacom International Limited pursuant to the terms of the Sale and Purchase of Shares Agreement dated 29 June 2012 (the “Agreement”)

Further to our recent discussion and by way of this letter, we hereby formally request from you a waiver from our obligation under the Agreement to transfer 245,000,000 shares in Linktone Ltd. (the “Company”) to you on the Closing Date (as defined in the Agreement) which shares are registered under the name of MNC International Limited; provided however that we hereby agree to transfer the said shares to you immediately upon written demand by you.

Kindly confirm your approval on the above by signing this letter on the space provided below.  Thank you for your kind attention and understanding.

For and on behalf of
MNC INTERNATIONAL LIMITED,

/s/ Oerianto Guyandi
Director

Approved for and on behalf of
GLOBAL MEDIACOM INTERNATIONAL LIMITED,

/s/ Hary Tanoesoedibjo
Director

MNC INTERNATIONAL LTD
Bridge Street Services Limited
Marquee Place, Suite 300
430 West Bay Road, PO. BOX 30691
Grand Cayman KY1-1203
Cayman Islands